Interim Investment Sub-Advisory Agreement

This Interim Investment Sub-Advisory Agreement is made as of the close of business on May 9, 2025 (the “Effective Date”) by and among First Trust Exchange-Traded Fund VIII, a Massachusetts business trust (the “Trust”), First Trust Advisors L.P., an Illinois limited partnership (the “Manager”) and a registered investment adviser with the Securities and Exchange Commission (‘“SEC”), and Smith Capital Investors, LLC, a Colorado limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).

Whereas, First Trust Smith Opportunistic Fixed Income ETF (formerly known as First Trust TCW Opportunistic Fixed Income ETF) (the “Fund”) is a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940. as amended (the “1940 Act”):

Whereas, the Trust has retained the Manager to serve as the investment adviser for the Fund pursuant lo an Investment Management Agreement dated September 13, 2016 between the Manager and the Trust (as such agreement has been and may be modified from time to time (the “Management Agreement”));

Whereas, the Management Agreement provides that the Manager may, subject to certain requirements. appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;

Whereas, pursuant to the Management Agreement, taking into account the amendment thereto dated November 1, 2022 (the “Management Agreement Amendment”), the Fund pays to the Manager, at the end of each calendar month, and the Manager has agreed to accept as full compensation therefor, an investment management fee (the “Investment Management Fee”) currently equal to the annual rate of the Fund’s average daily net assets as set forth in Revised Schedule A to the Management Agreement Amendment, and the Manager pays all of the expenses of the Fund (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any) but excluding the fee payment under the Management Agreement, interest, taxes, brokerage commissions and other expenses connected with the execution of portfolio transactions (such as dividend and distribution expenses from securities sold short and/or other investment related costs), distribution and service fees payable pursuant to a Rule l2b-l Plan, if any, and extraordinary expenses (collectively, the “Fund Expenses”); and

Whereas, the Trust, on behalf of the Fund, and the Manager desire to enter into this agreement (this “Agreement”) pursuant to Rule 15a-4 under the 1940 Act, under which the Sub-Adviser will furnish certain investment advisory services for the Fund’s investment portfolio upon the terms and conditions set forth herein.

Now, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Appointment, The Trust and the Manager hereby appoint the Sub-Adviser to serve as Sub-Adviser and to provide certain investment sub-advisory services to the Fund for the period and on the tem1s set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Sub-Adviser shall. for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, the Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust, the Fund or the Manager.

2.        Services to Be Performed. Subject always to the supervision of the Trust’s Board of Trustees (the “Board of Trustees” or the “Board”) and the Manager, the Sub-Adviser will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of the Fund, furnish an investment program, in respect of, make investment decisions for, and subject to and in accordance with Section 3 hereof, place all orders (either directly or through the Manager) for the purchase and sale of securities and other assets for the Fund’s investment portfolio, all on behalf of the Fund and as described in the Fund’s most current effective registration statement on Form N-1A or any successor form thereto, and as the same may thereafter be amended from time to time. In the performance of its duties, the Sub-Adviser will (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund’s investments or other instruments, (c) comply the provisions of the Trust’s Declaration of Trust and By-laws. as amended from time to time and communicated by the Fund or the Manager to the Sub-Adviser, (d) comply with (i) the investment objective(s). policies and restrictions stated in the Fund’s most recently effective prospectus and statement of additional information, (ii) such other investment objectives, policies, restrictions or instructions as the Manager or the Board of Trustees may communicate 10 the Sub-Adviser in writing, and (iii) any changes to the objective(s), policies, restrictions or instructions required under the foregoing (i) and (ii) as communicated to the Sub-Adviser in writing and (e) assist in the valuation of portfolio assets held by the Fund as requested by the Manager or the Fund. The Sub-Adviser and the Manager will each make its officers and employees available to the other from time to 1ime at reasonable times to review the investment objective(s), policies and restrictions of the Fund and to consult with each other regarding the investment affairs of the Fund. The Trust, the Fund or the Manager will provide the Sub-Adviser with current copies of the Trust’s Declaration of Trust. the Trust’s By-laws and amendments thereto.

Unless otherwise directed by the Board or the Manager. the Sub-Adviser shall be responsible for making decisions or taking other action with respect to proxies, tender offers or other corporate actions regarding securities or other assets of the Fund. The Sub-Adviser shall be responsible for voting with respect to securities and other assets held in the Fund’s investment portfolio and will exercise or not exercise a right to vote in accordance with the Sub-Adviser’s proxy voting policy, a copy of which has been provided to the Manager. The Sub-Adviser shall promptly notify the Manager and the Fund of any material change in the voting policy. Unless otherwise directed by the Board or the Manager, the Sub-Adviser is permitted to represent any holdings on behalf of the Fund at any ordinary or special meeting of shareholders and will have the right to exercise any voting rights or any other similar or connected rights.

3.       Brokerage and Trade Execution. (a) Notwithstanding that the Manager may, at its discretion, select the brokers, dealers, futures commission merchants, banks and any other agents or counterparties that will execute purchases and sales of portfolio investments for the Fund, unless otherwise directed by the Manager, the Sub-Adviser is also authorized to select, in consultation with the Manager, such entities in conjunction with the purchases and sales of portfolio investments for the fund. With respect to such activities, the Sub-Adviser is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including, among other things price, dealer spread or commission, size and difficulty of the transactions and research or other services provided. Subject to approval by the Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including, if applicable, Rule 17e-1 under the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. Subject to any applicable policies and procedures and to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, it is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or the Fund, or be in breach of any obligation owing to the Trust or the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the value of the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.

(b)       In addition, the Sub-Adviser may to the extent permitted by applicable law, aggregate purchase and sale orders of securities or other instruments placed with respect to the assets of the fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the asset so purchased or sold, as well as expenses incurred in the transaction, among the fund and other accounts in a fair and equitable manner. Nevertheless, the Fund and the Manager acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to, among other things, the price or size of the asset obtainable or salable. Whatever the Fund and one or more other investment advisory clients of the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being, or the inability of one or more accounts to be, fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities, assets or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

(c)       Fund may adopt policies and procedures that modify or restrict the Sub-Adviser’s authority regarding the execution of the Fund’s portfolio transactions set forth herein, as communicated to the Sub-Adviser.

4.       Cross Trades. The Sub-Adviser will not arrange purchases or sales of securities or other assets between the Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including, if applicable, Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund and (c) the Board of Trustees has approved these types of transactions.

In no instance will the Fund’s portfolio assets be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act, and under no circumstances will the Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

5.       Communications. For purposes of complying with Rule 10f-3. Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the “First Trust Fund complex”) or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Fund or any fund in the First Trust Fund complex in securities or other fund assets. The Trust, the Fund or the Manager will confirm whether a person is a sub-adviser of a fund in the First Trust Fund complex upon the reasonable request of the Sub-Adviser. In addition, with respect to a fund in the First Trust Fund complex with multiple sub-advisers, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete opinion of the fund’s portfolio as may be determined from time to time by the Board of Trustees or the Manager, and shall not consult with a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other opinion of the fund’s portfolio concerning transactions for the fund in securities or other assets. Notwithstanding the foregoing, the provisions in this paragraph do not apply to the consultations between the Sub-Adviser and any sub-adviser retained by the Sub-Adviser pursuant to Section 8 hereof.

The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to transactions for the Fund as they may reasonably request.

6.       Standard of Care. Board Reporting and Other Services. The Sub-Adviser further agrees that it:

(a)       will use the same degree of skill and care in providing its services pursuant to this Agreement as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b)       will (i) conform in all material respects to all applicable rules and regulations of the SEC, the Commodity Futures Trading Commission and any other applicable regulatory authority, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Adviser in writing, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities and commodity advisory activities and (iv) promptly notify the Manager and the Fund if the Sub-Adviser intends to engage in any derivative transactions on behalf of the Fund’s investment portfolio;

(c)       will report to the Manager and to the Board of Trustees on a quarterly basis and will make appropriate persons available for the purpose of receiving with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding the management of the Fund. including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund’s investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

(d)       will prepare and maintain such books and records with respect to the Fund’s assets and other transactions for the Fund’s investment portfolio as required under applicable law, the Fund’s compliance policies and procedures or as otherwise requested by the Manager or the Board of Trustees and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board of Trustees or the Manager may reasonably request. Such records shall be open to inspection at all reasonable times by the Manager, the Fund and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940 or other applicable law; and

(e)       will monitor the pricing of portfolio assets, and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of managing the portfolio investments of the Fund, and will notify the Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which lite investments may primarily trade but before the time in which the Fund’s investments are priced on a given day) that may materially impact the pricing of one or more securities or other assets in the Fund’s investment portfolio. In addition, the Sub-Adviser will at the Manager’s request assist the Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected investment or investments.

7.       Expenses. During the tern of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Fund.

8.       Additional Sub-Advisers. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, amendments thereto, no-action assurances or other relief, rule or regulation upon which the Fund may rely) and the approval of the Manager, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Advisers own cost and expense for the purpose of furnishing one or more of the services described herein with respect to the Fund. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Fund for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser’s duties hereunder.

9.       Compensation. (a) For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee (the “Sub-Advisory Fee”) equal to 50% monthly in arrears of any remaining monthly Investment Management Fee paid to the Manager for the average daily net assets of the Fund allocated to the Sub-Adviser after the average Fund Expenses for the average daily net assets allocated to the Sub-Adviser accrued since the Effective Date are subtracted from the Investment Management fee for that month. If the average accrued Fund Expenses for any rolling average twelve-month period arc greater than the Investment Management Fee for the twelfth month of such period, no Sub-Advisory Fee will be due the Sub-Adviser for such month. For the avoidance of doubt, any deficit will not be carried forward for purposes of calculating the Sub-Advisory Fee in any subsequent month, For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

(b)       The Sub-Advisory Fee shall be payable in arrears on or about the 7th business day of each following month during the term of this Agreement.

10.       Services to Others, The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

11.       Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security or other asset) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

12.       Term; Termination. The Agreement shall become effective on the Effective Date and shall remain in full force for (i) 150 days following the Effective Date or (ii) until a vote of a majority of the outstanding voting securities of the Fund shall approve a new, investment sub-advisory agreement with the Sub-Adviser or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days’·written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund, in either case upon sixty (60) days written notice to the Sub-Adviser by the Fund without payment of any penalty.

This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities”·shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under the 1940 Act.

This Agreement shall automatically terminate in the event the Management Agreement between the Manager and the Trust on behalf of the fund is terminated, assigned or not renewed. The Manager and the Trust shall make reasonable efforts to notify the Sub-Adviser of a termination of the Management Agreement.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 9 earned or accrued prior to such termination and for any additional period during which the Sub-Adviser  serves as such for the Fund, subject to applicable law.

13.       Compliance Certification. From time to time the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act, as are reasonably requested by the Fund or the Manager. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-l under the 1940 Act.

14       Use of Name. The Trust, the Fund and the Manager acknowledge that, as between the Trust, the Fund and the Manager, on the one hand, and the Sub-Adviser. on the other hand, the Sub Adviser owns and controls the term “Smith” and all marks related thereto. The Sub-Adviser grants to the Trust, the Fund and the Manager a world-wide, non-exclusive, fully-paid and royalty free license to use the name “Smith” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license will. upon termination of this Agreement, be automatically and without further action by the Sub-Adviser terminated, in which event the Trust, the Fund and/or the Manager shall promptly rake whatever action may be necessary (including calling a meeting of the Board of Trustees) to change its name and to discontinue any further use of the name “Smith” in the name of the Fund or otherwise. Nothing herein will prevent the Sub-Adviser from granting a license with respect to the name “Smith” to any other party in connection with any of its other activities.

15       Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by (i) commercial courier providing proof of delivery; or (ii) electronic means, and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager of the Fund:	If to the Sub-Adviser:

First Trust Exchange-Traded Fund VIII, on behalf of First Trust Smith Opportunistic Fixed Income ETF

First Trust Advisors L.P.

120 E. Liberty Drive

Wheaton, Illinois 60187

Attention: Secretary
Email: sjardine@ftportfolios.com

Smith Capital Investors, LLC 1430 Blake Street Denver, Colorado 80202 Attention: Gibson Smith Email: Gibson.smith@smithcapitalinvcstors.com

The Manager and the Fund also hereby consent to the electronic delivery of the Sub-Adviser’s Form ADV, privacy policy and other periodic disclosures and notices to the email address listed above or through other electronic means as agreed to by the parties from time to time. The Sub-Adviser also consents to the electronic delivery of any materials provided by the Manager or the Fund in the course of the Sub-Adviser’s services to the Fund hereunder to the email address listed above or through other electronic means as agreed to by the parties from time to time.

16       Additional Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or the Fund must look solely to the assets of the Fund for the enforcement of any claims.

17       Confidential Information. From and after the date hereof, neither the Manager, the Fund (which. together with the Manager shall be considered as one party for purposes of this paragraph), nor the Sub-Adviser shall use or disclose to any person, except as required in connection with the performance of the services contemplated by this Agreement and in compliance with the terms of this Agreement, any Confidential Information (as defined below) of the other party, for any reason or purpose whatsoever, nor shall the Manager, the Fund or the Sub-Adviser make use of any Confidential Information of the other party for the benefit of anyone except in fulfillment of their obligations under this Agreement. For the avoidance of doubt, the undertakings set forth in this paragraph shall not prohibit disclosures on a confidential basis to lawyers. accountants, bankers, securities brokers or other service providers to any of the parties to this Agreement related to the performances contemplated by this Agreement.

For the purposes of this Agreement. “Confidential Information” means information of a proprietary or confidential nature relating to the Fund, the Manager or the Sub-Adviser and their respective affiliates. Confidential Information does not include (i) information in the public domain not as a result of a breach by the Manager or the Sub-Adviser of this Agreement, (ii) information lawfully received by the Manager or the Sub-Adviser from a third person who had the right to disclose such information on a non-confidential basis, (iii) information developed by the Manager’s or the Sub-Adviser’s own independent knowledge, skill and know-how without use of Confidential Information, or (iv) information required to be disclosed by law. regulation or order of a court of competent jurisdiction or other governmental authority, including, without limitation, the SEC or the federal securities laws and regulations, or if disclosure is required during a review, inspection, examination, proceeding or other regulatory inquiry of a party to this Agreement or its affiliates by the SEC or other governmental authority, regulatory agency or self-regulatory organization.

18       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19       Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 16 hereof, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois. For the avoidance of doubt, where the effect of a requirement of the I940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

20.       Amendment. This Agreement may only be amended or its provisions modified or waived. in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

21.       Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust’s Declaration of Trust and other governing documents of the Fund.

22.       Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of. or enforceable by, any person or entity that is not a party hereto.

23.       Forum Selection. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

24.       Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 9 arc not severable.

25.       Entire Agreements; Counterparts. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. This Agreement may be signed in any number of counterparts each of which shall be an original with the same effect as if the signatures were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Trust on behalf of the Fund, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

FIRST TRUST ADVISORS L.P.		SMITH CAPITAL INVESTORS, LLC

By	/s/ James M. Dykas	By	R. Gibson Smith
Title:	Chief Financial Officer	Title:	CEO, CIO, Portfolio Mgr.

FIRST TRUST EXCHANGE-TRADED FUND VIII, on behalf
of First Trust Smith Opportunistic Fixed Income ETF

FIRST TRUST ADVISORS L.P.

By	/s/ James M. Dykas
Title:	CEO and President